Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and Board of Directors of Standard Dental Labs Inc., (f/k/a Costas, Inc).

We consent to the use in the offering circular of Standard Dental Labs Inc., a Nevada corporation f/k/a Costas, Inc. constituting a part of this offering statement on Form 1-A/A, as it may be amended, of our independent Auditors Report dated April 10th, 2024, of the balance sheet and the related statements of operations, stockholders’ equity, and cashflows for the years ended December 31, 2023 and 2022.

/S/ Olayinka Oyebola

OLAYINKA OYEBOLA & CO

Chartered Accountant

PCAOB No:5968

Lagos, Nigeria

July 31, 2024